Exhibit 99.2


CELL PATHWAYS COMPLETES ANALYSIS OF PHASE III APC TRIAL;
NDA FILING PLANNED FOR SUMMER


         HORSHAM, PA (JUNE 15, 1999): Cell Pathways, Inc. (Nasdaq: CLPA) today announced that it had concluded the evaluation of the Phase III trial of its lead investigational drug, exisulind, in familial polyposis ("APC"). In the patient group targeted by the study, i.e., those who form between approximately 10 and 40 polyps per year, exisulind demonstrated statistically significant reduction in new polyp formation when compared to placebo. The Company plans to file a New Drug Application ("NDA") with the Food and Drug Administration ("FDA") this summer and to amend that filing in the fourth quarter with additional data that have been requested by the FDA. There can be no assurance that the data submitted will be sufficient to warrant approval.

         The recently concluded Phase III trial was a randomized, double-blind, multi-center, placebo-controlled study conducted at seven centers in the United States and at additional centers in Sweden, Israel and the United Kingdom. Whereas the Phase I/II trial of exisulind in APC was an open-label regression study which demonstrated the overall regression/prevention effect of exisulind, the Phase III trial was a prevention trial designed to compare the cumulative number of new polyps formed over twelve months by the drug and placebo groups. Eligible patients were those who form approximately 10 to 40 polyps per year. Patients were fully ablated (had all polyps removed) at the start of the study, at the end of 6 months and at the end of 12 months. The study enrolled 73 patients and ended in January of 1999.

         The Phase III study data revealed a higher degree of variability in polyp formation by APC patients than previously thought by experts in the disease. Reduction in new polyp formation was not statistically significant in the sixty-five patients who completed the 12-month study. Detailed examination indicated that only thirty-four of these patients met the study inclusion criterion of forming approximately 10 to 40 polyps per year. In this target group of thirty-four, the fifteen patients on exisulind showed a reduction in new polyp formation of greater than 50% as compared with the nineteen patients on placebo, with a `p' value of less than 0.05. A report of the study is planned to be submitted to a peer review journal.

         The Company has reviewed a summary of the results of the Phase III APC trial with the FDA in a pre-NDA meeting. At the request of the FDA, in light of the relatively low percentage of Phase III trial participants meeting inclusion criteria, the Company will be assembling additional clinical data on exisulind from other ongoing APC trials. The Company anticipates completing an NDA filing during the summer and amending that filing with the requested additional efficacy data in the fourth quarter of 1999. The Company cautions that neither the filing of an NDA nor the submission of additional data provides assurance that exisulind will be found to be of sufficient safety and efficacy to warrant marketing approval for APC. Marketing approval, if ultimately granted, would come only after thorough, detailed review by the FDA of all data, including the data not yet submitted.

         "We believe that the data from this polyp prevention trial complement the data from the polyp regression trial," said Rifat Pamukcu, M.D., chief scientific officer of the Company. "As we noted in our May 6 announcement with respect to the interim results of the prostate study, we have now demonstrated activity of our selective apoptotic antineoplastic drug (SAAND) technology in two quite different human indications. We find these results encouraging as we continue the clinical development of exisulind for both indications and the broader program in other precancerous and cancerous indications to treat neoplasia without adversely affecting normal tissue."

         APC is a relatively rare inherited disease characterized by the development of hundreds to thousands of adenomatous polyps in the colon and the progression to colon cancer if left untreated. Most APC patients have a substantial portion of their large intestine removed by age 20. Those who retain rectal tissue continue to develop adenomatous polyps, are monitored by endoscopy two to four times each year, and have polyps removed at many of these examinations. In order to address this orphan drug population, Cell Pathways commenced Phase I clinical trials of exisulind in February of 1994 and a Phase I/II trial in 18 APC patients in August of 1995.

         Cell Pathways, Inc. is a development stage pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. Exisulind is the Company's lead compound. Exisulind and other Cell Pathways SAAND compounds inhibit a cyclic GMP phosphodiesterase and induce apoptosis (programmed cell death), but do not inhibit cyclooxygenase (COX) or produce the gastric and renal toxicities reported to be associated with the COX inhibitors and other NSAIDs. The Company has identified over 500 compounds, in multiple chemical classes, many of which have shown in vitro significantly greater apoptotic activity than exisulind. The selectivity of these compounds for neoplastic cells is expected to yield potential agents to treat precancerous and cancerous cells without the toxicities associated with conventional chemotherapeutic agents. Cell Pathways recently commenced Phase I trials of CP461, a compound with higher apoptotic potency, which will be targeted for use in cancer indications. For additional information on Cell Pathways, Inc., visit the Company's website at http://www.cellpathways.com.

Certain statements made herein, and oral statements made in respect hereof, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, the absence of approved products; history of operating losses; early stage of development; the costs, delays and uncertainties inherent in basic pharmaceutical research, drug development and clinical trials, with respect to both the Company's current product candidates and its future product candidates, if any; dependence on development of exisulind; the limitations on, or absence of, the predictive value of data obtained in laboratory tests, animal models and human clinical trials when planning additional steps in product development; the uncertainty of obtaining regulatory approval, including uncertainty in connection with the adequacy of the data generated in the clinical trials of exisulind for APC, and the timing and scope of any approval received; acceptance by providers of healthcare reimbursement; the validity, scope and enforceability of patents; the actions of competitors; dependence upon third parties; product liability; the need for further financing; and other risks detailed in Cell Pathways, Inc. reports filed from time to time under the Securities Act of 1933 and/or the Securities Exchange Act of 1934, including the sections entitled "Business" and "Risk Factors" in the Company's report on Form 10-K for the year ended December 31, 1998. Given these uncertainties, current and prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company undertakes no obligation to update or revise the statements made herein or the factors which may relate thereto.



                                       7